UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 21, 2014

CTS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Indiana	1-4639	35-0225010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

905 West Boulevard North
Elkhart, Indiana	46514
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (574) 523-3800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of CTS Corporation (the “Company”) held on May 21, 2014, the Company’s shareholders, upon the recommendation of the Company’s Board of Directors (the “Board”) approved the CTS Corporation 2014 Performance and Incentive Compensation Plan (the “Plan”).

The Board approved and adopted the Plan on March 21, 2014, subject to shareholder approval. The Plan authorizes the Compensation Committee of the Board (the “Committee”) to provide stock-based and other incentive grants in the form of a variety of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash incentive awards and other awards for the purpose of attracting, motivating and retaining non-employee directors, officers and other employees of the Company and its affiliates.  Total share-based awards under the Plan are generally limited to 1,500,000 shares of common stock, without par value, of the Company (“Shares”), plus any shares relating to awards that expire or are forfeited or cancelled under the Plan, all subject to adjustment as provided in the Plan. No grants will be made under the Plan after May 20, 2024, but grants made on or prior to that date will continue in effect subject to the terms of such grants and the Plan.

In general, awards under the Plan are subject to vesting schedules determined by the Committee, but awards may be accelerated in the event of certain events, including retirement, death or disability of a participant or a change in control (as defined in the Plan). In addition, under the Plan and subject to adjustment as provided in the Plan:

•                  no more than 1,500,000 Shares may be issued or transferred by the Company upon the exercise of incentive stock options;

•                  no participant will be granted stock options or stock appreciation rights in the aggregate for more than 500,000 Shares during any calendar year;

•                  no participant will be granted awards of performance shares that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986 (“Qualified Performance-Based Awards”) in the aggregate for more than 300,000 Shares during any calendar year;

•                  no participant will receive in any calendar year Qualified Performance-Based Awards of performance units having an aggregate maximum value on the grant date(s) in excess of $3,000,000;

•                  no participant will receive in any calendar year a cash incentive award that is a Qualified Performance-Based Award having an aggregate maximum value in excess of $3,000,000; and

•                  no participant who is a non-employee director will receive in any calendar year (1) Share-based awards for, in the aggregate, more than 30,000 Shares and (2) cash-based awards having an aggregate maximum value in excess of $500,000.

The Plan authorizes the Committee to make certain performance-based awards to participants under the Plan, which awards will be earned based upon the achievement of performance measures. These performance measures will be determined by the Committee for each award, and will be based on one or more, or a combination, of the following metrics if the award is a Qualified Performance-Based Award:

•                  free cash flow; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; order intake; debt ratios; operating expense; inventory turns; net earnings; operating earnings; gross or operating margin; gross margin percentage; return on equity; capital expenditures; cost of quality; on-time delivery; return on net assets; return on capital; return on investment; return on sales; net sales; sales growth; market share; economic value added; cost of capital; expense reduction levels; stock price; productivity; working capital; controllable working capital and total shareholder return.

The foregoing summary is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 5.07                                           Submission of Matters to a Vote of Security Holders.

The Company held the Annual Meeting on May 21, 2014. At the Annual Meeting, all proposals were approved. The proposals below are described in more detail in the Company’s definitive proxy statement filed April 11, 2014 for the Annual Meeting. The final results were as follows:

a)          The following individuals were nominated in 2014 to serve until the next Annual Meeting of Shareholders in 2015. All nominees were elected as follows:

Director Nominee	For	Withheld	Broker Non-Votes
Walter S. Catlow	30,185,174	155,216	1,201,916
Lawrence J. Ciancia	30,185,155	155,235	1,201,916
Thomas G. Cody	30,172,760	167,630	1,201,916
Patricia K. Collawn	30,168,278	172,112	1,201,916
Michael A. Henning	30,183,454	156,936	1,201,916
Gordon Hunter	29,652,756	687,634	1,201,916
Diana M. Murphy	30,228,496	111,894	1,201,916
Kieran O’Sullivan	29,866,611	473,779	1,201,916
Robert A. Profusek	30,182,686	157,704	1,201,916

b)          The Company’s shareholders approved, on an advisory basis, the compensation of the Company’s named executive officers. The results were as follows:

For	Against	Abstained	Broker Non-Votes
29,836,094	442,272	62,024	1,201,916

c)              The Company’s shareholders ratified the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014:

For	Against	Abstained
31,407,883	126,862	7,561

d)             The Company’s shareholders approved the Plan:

For	Against	Abstained	Broker Non-Votes
29,626,349	671,623	42,418	1,201,916

Item 9.01                                           Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Exhibit Description

10.1	CTS Corporation 2014 Performance and Incentive Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTS CORPORATION

By:	/s/ Robert J. Patton
Name:	Robert J. Patton
Title:	Vice President, General
Counsel and Secretary

Date:  May 22, 2014

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	CTS Corporation 2014 Performance and Incentive Compensation Plan.